Exhibit 10.126

GRANT OF SECURITY INTEREST
(PATENTS)

     THIS GRANT OF SECURITY INTEREST (this “Grant”), dated as of January 18, 2004 is entered into by and between CYGNUS, INC., a Delaware corporation (the “Company”), and SANOFI~SYNTHELABO, a corporation incorporated pursuant to the laws of France (the “Subordinate Secured Party”).

RECITALS

     WHEREAS, a Final Award was issued against the Company and in favor of the Subordinate Secured Party by the International Chamber of Commerce (ICC) on December 11, 1997 relating to a dispute between the Company and the Secured Party; and

     WHEREAS, under Section (3)(I)(C)(2) and (3)(II)(A) of the Final Award, certain royalty payments were scheduled to be paid to the Subordinate Secured Party by the Company for the years 2003, 2004, and 2005; and

     WHEREAS, the Company and the Subordinate Secured Party entered into an Amendment To The Final Arbitration Award dated as of November 3, 2003 (the “Amended Final Award”), pursuant to which the timing of these certain royalty payments were extended; and

     WHEREAS, in consideration of the Subordinate Secured Party’s acceptance of the Amended Final Award, the Company agreed that in the event that the Sales, Marketing and Distribution Agreement between the Company and Sankyo Pharma Inc. (“Sankyo Pharma”) was terminated or held to be null and void the Company would grant to the Subordinate Secured Party a subordinate security interest in all of the Company’s U.S. patents and U.S. patent applications to further secure the Company’s obligations to the Subordinate Secured Party under the Amended Final Award (the “Obligations”); and

     WHEREAS, pursuant to that certain Agreement for Global Resolution and Mutual Release of All Claims entered into between the Company and Sankyo Pharma on December 23, 2003, the Company and Sankyo Pharma agreed to terminate the Sales, Marketing and Distribution Agreement; and

     WHEREAS, the Company desires to grant to the Subordinate Secured Party a subordinate security interest in all of the Company’s U.S. patents and patent applications to secure the Obligations, upon the terms and subject to the conditions set forth herein.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Subordinate Secured Party hereby agree as follows:

     1. Grant of Security Interest. The Company owns the letters patent of the United States more particularly described on Schedule 1 annexed hereto and made a part hereof (collectively, the “Existing Patents”). To further secure the Company’s full and timely performance of the Obligations, the Company hereby grants to the Subordinate Secured Party a continuing subordinate lien on and subordinate security interest (the “Subordinate Security Interest”) in the following (collectively, the “Collateral”):

     (a) The Existing Patents;

     (b) All U.S. patents and U.S. patent applications hereinafter created; and

     (c) All proceeds and products, whether tangible or intangible, of any of the foregoing.

     2. Subordinated Security Interest. The security interest created in favor of the Subordinate Secured Party pursuant to Section 1 above is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in favor of any security interest now existing or hereafter arising in favor of the holders of the Senior Indebtedness (collectively, the “Senior Secured Party”). For purposes of this Grant, the term “Senior Indebtedness” shall mean the principal of and unpaid interest and premium, if any, on (a) indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to one or more financial institutions, investors or other persons or entities designated by the Company from time to time, and (ii) indebtedness resulting from any deferrals, renewals or extensions of, or any debentures, notes or other evidence of indebtedness issued in exchange for or in the refinancing with another creditor of, such Senior Indebtedness or any indebtedness resulting from such initial or any additional exchanges or refinancings. Upon the request of the Company, the Subordinate Secured Party hereby agrees to enter into a subordination agreement, in form and substance satisfactory to the Company and the Senior Secured Party, setting forth the relative priority in the Collateral of their respective security interests.

     The Subordinate Secured Party agrees that, so long as any Senior Indebtedness shall remain undischarged, it will not foreclose upon or otherwise pursue any remedy with respect to (whether upon the occurrence of an Event of Default or otherwise), the whole or any part of the Collateral, whether by judicial action, power of sale or otherwise. Should any payment from the proceeds of any Collateral be received by the Subordinate Secured Party prior to the satisfaction in full of the Senior Indebtedness, the Subordinate Secured Party shall immediately deliver the same to the Senior Secured Party in the form received (except for endorsement or assignment by the Subordinate Secured Party where required by the Senior Secured Party), for application on the Senior Indebtedness (whether or not then due and in such order of maturity as the Senior Secured Party elects) and, until so delivered, the same shall be held in trust by the Subordinate Secured Party as the property of the Senior Secured Party.

     In addition, upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company from proceeds of the Collateral, whether in cash or property in respect of the principal of or interest on the Obligations at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Subordinate Secured Party which shall assert any right to receive any payments from proceeds of the Collateral in respect of the principal of and interest on the Obligations except subject to the payment in full all of the Senior Indebtedness then outstanding.

     The relative priorities of the Senior Secured Party and the Subordinate Secured Party in the Collateral as set forth in this Grant control irrespective of the time, method or order of attachment or perfection of the liens and security interests acquired by the parties in the Collateral and irrespective of the priorities as would otherwise be determined by reference to the Uniform Commercial Code or other applicable laws.

     3. Representations and Warranties. The Company represents and warrants to the Subordinate Secured Party as follows:

     (a) Authorization and Enforcement. The Company has (i) the corporate power and authority to execute, deliver and perform the terms and provisions of this Grant and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Grant, and (ii) has duly executed and delivered this Grant. This Grant constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) No Conflicts. Neither the execution, delivery or performance by the Company of this Grant, nor the compliance by it with the terms and provisions hereof and thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality the failure of which to comply with could reasonably be expected to result in a material adverse effect upon its business, assets, operations or financial condition or the ability of the Company to perform its obligations hereunder (a “Material Adverse Effect”); (ii) to the best of the Company’s current, actual knowledge, will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Company pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, or any other material agreement or contract or other instrument to which the Company is a party or by which it or any of its property or assets are bound; or (iii) will violate any provision of the charter or bylaws of the Company.

     (c) Consents; Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Grant; or (ii) the legality, validity, binding effect or enforceability of this Grant, in each the failure of which to obtain could reasonably be expected to result in a Material Adverse Effect.

     (d) Accuracy of Schedule 1; Validity of Liens. Schedule 1 (as updated by the Company on an annual basis on or before each anniversary of this Grant) contains a true and complete list of all of the Company’s U.S. Patents. This Grant creates a valid lien in the Collateral, securing the Obligations, and all other actions to be taken by the Company necessary to grant such security interest have been duly taken..

     (e) Fair Value. The Company acknowledges that it has received fair and reasonably equivalent value from the Subordinate Secured Party in exchange for the grant to them of the lien hereunder.

     4. Event of Default; Powers.

     (a) Event of Default. For purposes of this Grant, the occurrence of any one of the following events (each, an “Event of Default”) shall constitute a default hereunder: (i) the Company fails to perform its obligations under this Grant in any material respect; or (ii) an Event of Default occurs under the Amended Final Award.

     (b) Powers. Upon the occurrence and during the continuation of an Event of Default, the Subordinate Secured Party shall have all of the rights and remedies (as applicable) set forth in that certain Security Agreement, dated as of November 3, 2003, by and between the Company and the Subordinate Secured Party; provided, however, that in no event shall the Subordinate Secured Party exercise any of such rights and remedies without first obtaining the prior written consent of the Senior Secured Party (which consent may be given or withheld in the sole discretion of the Senior Secured Party).

     (c) No Duty on the Subordinate Secured Party’s Part. The powers conferred on the Subordinate Secured Party by this Section 4 are solely to protect the Subordinate Secured Party’s interests in the Collateral and shall not impose any duty upon them to exercise any such powers. The Subordinate Secured Party shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither the Subordinate Secured Party nor any of their officers, directors, employees or agents shall, in the absence of willful misconduct or gross negligence, be responsible to the Company for any act or failure to act pursuant to this Section 4.

     5. Termination of Security Interest. Upon satisfaction of the Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Subordinate Secured Party shall authenticate, file and record at its own expense on behalf of the Company such documents, instruments and agreements as may be necessary or that the Company may reasonably request to terminate and release the lien granted hereunder.

     6. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Grant may be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the parties and their respective successors and assigns.

     (b) Transfer; Successors and Assigns. The terms and conditions of this Grant shall be binding upon the Company, the Subordinate Secured Party and their respective successors and assigns. Nothing in this Grant, express or implied, is intended to confer upon any party (other than the parties hereto, the Senior Secured Party or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Grant, except as expressly provided in this Grant.

     (c) Governing Law. This Grant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

     (d) Counterparts. This Grant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     (e) Titles and Subtitles. The titles and subtitles used in this Grant are used for convenience only and are not to be considered in construing or interpreting this Grant.

     (f) Notices. Any notice required or permitted by this Grant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, confirmed by registered or certified letter, to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

     (g) Payments Free of Taxes, Etc. All payments made by the Company under this Grant shall be made by the Company free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, the Company shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Grant. Upon request by the Subordinate Secured Party, the Company shall furnish evidence satisfactory to the Subordinate Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

     (h) Severability. If one or more provisions of this Grant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Grant, (ii) the balance of the Grant shall be interpreted as if such provision were so excluded and (iii) the balance of the Grant shall be enforceable in accordance with its terms.

     (i) Costs and Expenses. Subordinate Secured Party acknowledges and agrees that all costs and expenses incurred by Subordinate Secured Party to perfect and maintain the subordinate lien granted hereunder (including, without limitation, filing and recordation fees), and to terminate and release such lien in accordance with Section 5, shall be for the sole account of Subordinate Secured Party.

     (j) Entire Agreement. This Grant, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled. This Grant was drafted with the joint participation of the respective parties hereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning hereof. The existence of any prior drafts of this Grant shall not be used as evidence of the parties intent with respect to the scope of this Grant or otherwise.

The Company and the Subordinate Secured Party have caused this Grant to be duly executed and delivered as of the date first above written.

COMPANY:

CYGNUS, INC.

By:	/s/ John C Hodgman

Print Name:	John C Hodgman

Title:	Chairman, President & CEO

Date:	January 18, 2004

Address:	400 Penobscot Drive Redwood City, CA 94063 United States

Fax:	(650) 599-3913

SUBORDINATE SECURED PARTY:

SANOFI SYNTHELABO

By:	/s/ J C Leroy

Print Name:	J C Leroy

Title:	Senior Vice President Strategy

Date:	Feb 10, 2004

Address:	174, avenue de France 75632 Paris Cedex 13 France

Fax:	33 1 53 77 41 09

By:	/s/ M H Laimay

Print Name:	M H Laimay

Title:	Senior Vice President Chief Financial Officer

Date:	Feb 11, 2004

SCHEDULE 1 TO GRANT OF SECURITY INTEREST

UNITED STATES PATENTS AND PATENT APPLICATIONS

U.S. 5,735,273, “Chemical Signal-Impermeable Mask,” issued April 7, 1998

U.S. 5,771,890, “Device and Method for Sampling of Substances Using Alternating Polarity,” issued June 30, 1998

U.S. 5,827,183, “Method of Measuring Chemical Concentration Iontophoretically Using Impermeable Mask,” issued October 27, 1998

U.S. 5,954,685, “Electrochemical Sensor with Dual Purpose Electrode,” issued September 21, 1999

U.S. 5,989,409, “Method for Glucose Sensing,” issued November 23, 1999

U.S. 6,023,629, “Method of Sampling Substances Using Alternating Polarity of Iontophoretic Current,” issued February 8, 2000

U.S. 6,141,573, “Chemical Signal-Impermeable Mask,” issued October 31, 2000

U.S. 6,144,869, “Monitoring of Physiological Analytes,” issued November 7, 2000

U.S. 6,180,416, “Method and Device for Predicting Physiological Values,” issued January 30, 2001

U.S. 6,201,979, “Chemical Signal-Impermeable Mask,” issued March 13, 2001

U.S. 6,233,471, “Signal Processing for Measurement of Physiological Analysis,” issued May 15, 2001

U.S. 6,272,364, “Method and Device for Predicting Physiological Values,” issued August 7, 2001

U.S. 6,298,254, “Device for Sampling Substances Using Alternating Polarity of Iontophoretic Current,’ issued October 2, 2001

U.S. 6,299,578, “Methods for Monitoring a Physiological Analyte,” issued October 9, 2001

U.S. 6,309,351, “Methods for Monitoring a Physiological Analyte,” issued October 30, 2001

U.S. 6,326,160, “Microprocessors for Use in a Device for Predicting Physiological Values,” issued December 4, 2001

U.S. 6,341,232, “Methods for Producing Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued January 22, 2002

U.S. 6,356,776, “Device for Monitoring Physiological Analytes,” issued March 12, 2002

U.S. 6,370,410, “Method of Producing an Assembly for Use in a Monitoring Device,” issued April 9, 2002

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U.S. 6,391,643, “Kit and Method for Quality Control Testing of a Iontophoretic Sampling System,” issued May 21, 2002

U.S. 6,393,318, “Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued May 21, 2002

U.S. 6,398,562, “Device and Methods for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued June 4, 2002

U.S. 6,438,414, “Collection Assembles, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued August 20, 2003

U.S. 6,529,755, “Chemical Signal-Impermeable Mask,” issued March 4, 2003

U.S. 6,546,269, “Method and Device for Predicting Physiological Values,” issued April 8, 2003

U.S. 6,553,244, “Analyte Monitoring Device Alarm Augmentation System,” issued April 22, 2003

U.S. 6,561,978, “Devices and Methods for Frequent Measurement of an Analyte Present in a Biological System,” issued May 13, 2003

U.S. 6,587,705, “Biosensor, Iontophoretic Sampling System, and Methods of Use Thereof,” issued July 1, 2003

U.S. 6,594,514, “Device for Monitoring of Physiological Analytes,” issued July 15, 2003

U.S. 6,595,919, “Device for Signal Processing for Measurement of Physiological Analytes,” issued July 22, 2003

U.S. 6,615,078, “Methods and Devices for Removing Interfering Species,” issued September 2, 2003

U.S. 6,633,772, “Formulation and Manipulation of Databases of Analyte and Associated Values,” issued October 14, 2003

U.S. 6,653,091, “Method and Device for Predicting Physiological Values,” issued November 25, 2003

U.S. Design Patent 437,603, “Device for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued February 13, 2001

U.S. Design Patent 438,807, “Cover for Quality Control Testing of an Iontophoretic Sampling System,” issued March 13, 2001

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